Exhibit 99.1

Arsanis Reports Financial Results for Third Quarter 2018

WALTHAM, Mass. and VIENNA, Austria – November 9, 2018 – Arsanis, Inc. (NASDAQ: ASNS), a clinical-stage biopharmaceutical company focused on applying monoclonal antibody (mAb) immunotherapies to address serious infectious diseases, today reported financial results for the third quarter ended September 30, 2018.

“Since the discontinuation of the ASN100 Phase 2 clinical trial, we have been working with our board of directors to consider strategic options that may potentially result in changes to our business strategy and future operations and we look forward to providing information on these efforts in the future,” said René Russo, President and Chief Executive Officer of Arsanis.

Dr. Russo continued, “During the third quarter, follow-up visits for all 154 patients who were enrolled in the ASN100 Phase 2 trial were completed and the trial database was locked. We are currently evaluating the complete dataset and we expect to complete the analysis in the fourth quarter of this year.”

Recent Key Business Developments

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In September 2018, Arsanis nominated the lead development candidate for its ASN500 program. ASN500 targets respiratory syncytial virus (RSV), a virus that afflicts in aggregate over two million young children and elderly and immunocompromised patients annually in the United States and can cause serious respiratory tract infections.

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In August 2018, Arsanis entered into a supplemental $1.1 million grant agreement with the Bill & Melinda Gates Foundation to conduct preclinical development activities for the ASN500 program that were not included in the original February 2017 grant agreement.  The Company recognized grant income of $1.1 million during the three and nine months ended September 30, 2018 under this August 2018 grant agreement.

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In August 2018, Arsanis’ board of directors approved a reduction in workforce to reduce operating costs and better align the company’s workforce with the needs of its business following the discontinuation of ASN100 clinical development. The Company anticipates that it will substantially complete the implementation of the reduction in workforce by the end of the fourth quarter of 2018 and estimates that it will incur total expenses of approximately $2.8 million relating to the reduction in workforce, comprised of notice and employee severance and retention payments. Arsanis expects to record these charges during the fourth quarter of 2018 and first quarter of 2019.

Third Quarter 2018 Financial Results

For the third quarter ended September 30, 2018, Arsanis reported a net loss of $10.9 million, or $0.76 loss per share, as compared to a net loss of $11.6 million, or $22.60 loss per share for the third quarter of 2017.

Operating expenses for the third quarter of 2018 were $12.8 million, as compared to $13.1 million for the third quarter of 2017, and were comprised of the following:

Research and development expenses were $9.6 million for the third quarter of 2018, as compared to $10.6 million for the third quarter of 2017. The decrease of $1.0 million was primarily due to a decrease of $0.9 million in direct costs for Arsanis’ ASN100 program, a decrease of $0.1 million in direct costs for its ASN300 program, and a decrease of $0.2 million in direct costs for its ASN500 program, partially offset by an increase of $0.2 million in unallocated research and development expenses.

General and administrative expenses were $3.3 million for the third quarter of 2018, compared to $2.5 million for the third quarter of 2017. The increase of $0.8 million was primarily related to additional costs associated with operating as a public company, including increases of $0.9 million in personnel costs primarily due to an increase in headcount and employee compensation.

Other income, net was $1.9 million for the third quarter of 2018, compared to $1.5 million of other expense, net for the third quarter of 2017.

Year-to-Date 2018 Financial Results

For the nine months ended September 30, 2018, Arsanis reported a net loss of $33.7 million, or $2.35 loss per share, as compared to a net loss of $22.7 million, or $44.22 loss per share for the nine months ended September 30, 2017.

Operating expenses for the nine months ended September 30, 2018 were $36.4 million, as compared to $24.5 million for the nine months ended September 30, 2017, and were comprised of the following:

Research and development expenses were $26.6 million for the nine months ended September 30, 2018, compared to $18.9 million for the nine months ended September 30, 2017. The increase of $7.7 million was primarily due to an increase of $5.5 million in direct costs for Arsanis’ ASN100 program, an increase of $0.2 million in direct costs for its ASN500 program, and an increase of $2.3 million in unallocated research and development expenses.

General and administrative expenses were $9.8 million for the nine months ended September 30, 2018, compared to $5.6 million for the nine months ended September 30, 2017. The increase of $4.1 million was primarily related to additional costs associated with operating as a public company, including increases of $2.2 million in personnel costs primarily due to an increase in headcount and employee compensation, $0.3 million in Board of Directors fees, $0.5 million in insurance fees and $1.0 million in professional fees primarily due to legal and accounting costs associated with being a public company.

Other income, net was $2.8 million for the nine months ended September 30, 2018, compared to $1.8 million for the nine months ended September 30, 2017.

As of September 30, 2018, cash and cash equivalents totaled $40.8 million, with approximately 14.32 million shares of common stock outstanding.

About Arsanis

Arsanis, Inc. is a clinical-stage biopharmaceutical company focused on applying monoclonal antibody (mAb) immunotherapies to address serious infectious diseases. Arsanis possesses a deep understanding of the pathogenesis of infection, paired with access to what Arsanis believes to be some of the most advanced mAb discovery techniques and platforms available today.  Arsanis’ pipeline is comprised of mAbs targeting multiple serious bacterial and viral pathogens, including respiratory syncytial virus.

Arsanis is a U.S. company headquartered in Waltham, Massachusetts, with a wholly owned subsidiary that is primarily focused on discovery research in Vienna, Austria (Arsanis Biosciences GmbH).

For more information, please visit the Arsanis website at www.arsanis.com.

ARSANIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$40,753	$76,793
Restricted cash	594	355
Grant and incentive receivables	2,870	1,608
Property and equipment, net	323	421
Prepaid expenses and other assets	1,361	2,077
Total assets	$45,901	$81,254
Liabilities, and stockholders’ equity
Accounts payable, accrued expenses and other liabilities	$5,224	7,681
Unearned income	2,045	2,630
Loans payable, net of discount	10,735	12,236
Total liabilities	18,004	22,547

Stockholders’ equity	27,897	58,707
Total liabilities and stockholders' equity	$45,901	$81,254

ARSANIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$9,572	$10,601	$26,635	$18,898
General and administrative	3,275	2,455	9,778	5,629
Total operating expenses	12,847	13,056	36,413	24,527
Loss from operations	(12,847)	(13,056)	(36,413)	(24,527)
Other income (expense):
Grant and incentive income	2,016	1,618	2,977	3,180
Interest expense	(259)	(343)	(785)	(1,806)
Interest income	196	90	637	90
Change in fair value of warrant liability	—	5	—	16
Change in fair value of derivative liability	—	—	—	762
Loss on extinguishment of debt	—	—	—	(462)
Other income (expense), net	(6)	86	(79)	57
Total other income (expense), net	1,947	1,456	2,750	1,837
Net loss	(10,900)	(11,600)	(33,663)	(22,690)
Accretion of redeemable convertible preferred stock to redemption value	—	(16)	—	(36)
Net loss attributable to common stockholders	$(10,900)	$(11,616)	$(33,663)	$(22,726)
Net loss per share attributable to common stockholders—basic and diluted	$(0.76)	$(22.60)	$(2.35)	$(44.22)
Weighted average common shares outstanding—basic and diluted	14,315,410	513,900	14,304,721	513,900

Cautionary note regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development status of our programs; the timing and conduct of our analysis of the cumulative unblinded data from the Phase 2 clinical trial of ASN100; our plans regarding our ASN500 program; our plan to consider [and potentially provide additional information in the future regarding] strategic options that may result in changes to our business strategy and future operations; our collaborations with third parties; expectations regarding the costs associated with our reduction on force; and the sufficiency of our cash and cash equivalents to fund our planned operations. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of important factors, including, but not limited to: our ability to successfully execute on our reduction in force, business plans and strategies; our ability to successfully identify and pursue alternative strategic options; uncertainties inherent in drug development, including the availability and timing of data from preclinical and clinical trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; our  ability to obtain and maintain requisite regulatory approvals and to enroll patients in clinical trials; competitive factors; our ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates we may seek to develop; our ability to maintain  strategic collaborations, licenses and funding arrangements; the availability of cash resources and our need for additional financing; and  other  important risk factors as set forth in filings that we periodically make with the U.S. Securities Exchange Commission, or SEC.  The forward-looking statements contained in this press release reflect the current views of Arsanis, Inc. with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law.

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Media Contact:

W2O Group
Elliot Fox, 212-257-6724

efox@purecommunications.com

Investor Contact:

Michael Gray, 781-819-5201

Chief Operating and Chief Financial Officer

mike.gray@arsanis.com